EXHIBIT 3.1

                            CERTIFICATE OF AMENDMENT
                                       TO
                    THE RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                               CYTOGEN CORPORATION


     CYTOGEN  CORPORATION,  a corporation  organized  and existing  under and by
virtue  of  the  General   Corporation   Law  of  the  State  of  Delaware  (the
"Corporation"), DOES HEREBY CERTIFY as follows:

     FIRST: That Article FIFTH of the Restated Certificate of Incorporation, as amended, of the Corporation is hereby amended to read, in its entirety, as follows:

     "FIFTH: A. Total Capital Stock. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is TWO HUNDRED FIFTY FIVE MILLION FOUR HUNDRED THOUSAND (255,400,000) shares, of which TWO HUNDRED FIFTY MILLION (250,000,000) shall be shares of Common Stock, $0.01 par value per share ("Common Stock"), and FIVE MILLION FOUR HUNDRED THOUSAND (5,400,000) shares shall be Preferred Stock, $0.01 par value per share ("Preferred Stock").

     B. Common Stock. Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held on all matters on which holders of Common Stock shall be entitled to vote.

     C. Preferred Stock. The Board of Directors of the Corporation is authorized to cause the Preferred Stock to be issued in one or more series, with such voting powers, full or limited, or no voting powers, and with such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors. The Board of Directors of the Corporation is expressly authorized to adopt such resolution or resolutions and to issue such stock as may be desirable.

     D. Residual Rights. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein shall be vested in the outstanding shares of Common Stock and Preferred Stock pari passu."

     SECOND: That the aforesaid amendments were duly adopted by the Board of Directors and by the stockholders of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.



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     IN WITNESS  WHEREOF,  the  Corporation  has caused this  Certificate  to be signed by its duly elected President on this 14th day of May, 2000.
                                             ----



                                           CYTOGEN CORPORATION


                                           By:  /s/ H. Joseph Reiser
                                           H. Joseph Reiser, Ph.D.
                                           President and Chief Executive Officer